Exhibit 23.2
CONSENT OF INDEPENDENT AUDITORS
We hereby consent to the incorporation by reference in this Registration Statement of Youbet.com, Inc. on Form S-3 of our report dated December 21, 2005, on our audits of the consolidated financial statements of United Tote Company as of and for the nine months ended September 30, 2005 and as of and for the year ended December 31, 2004, which report is included as part of Exhibit 99.1 to the Current Report on Form 8-K of Youbet.com, Inc. dated February 10, 2006 and filed February 13, 2006.
We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
CROWE CHIZEK AND COMPANY LLC
/s/ Crowe Chizek and Company LLC
Crowe Chizek and Company LLC
Columbus, Ohio
April 18, 2006